Exhibit 3.4

CERTIFICATE OF AMENDMENT

TO THE CERTIFICATE OF INCORPORATION OF

HERON THERAPEUTICS, INC.

Heron Therapeutics, Inc., a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify:

FIRST: That, upon the Effective Time, Section A of Article IV of the Certificate of Incorporation of the Corporation shall be amended and restated in its entirety as follows:

“A. Authorized Capital. The corporation is authorized to issue two classes of shares of stock to be designated, respectively, “preferred” and “common.” The total number of shares which the corporation is authorized to issue is One Hundred Two Million Five Hundred Thousand (102,500,000). The number of common shares authorized to be issued is One Hundred Million (100,000,000), each such share to have a par value of $0.01 (“Common Stock”), and the number of preferred shares authorized to be issued is Two Million Five Hundred Thousand (2,500,000), each such share to have a par value of $0.01 (“Preferred Stock”).

SECOND: The amendment to the Certificate of Incorporation of the Corporation herein was duly adopted by this Corporation’s Board of Directors in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware (the “DGCL”). An annual meeting of the stockholders was duly called upon notice in accordance with Section 222 of the DGCL and held on June 12, 2017, at which meeting the necessary number of shares were voted in favor of the proposed amendment. The stockholders of the Corporation duly adopted this Certificate of Amendment.

THIRD: The amendment to the Certificate of Incorporation of the Corporation herein shall be effective June 13, 2017 at 12:01 a.m., Eastern Time (the “Effective Time”).

IN WITNESS WHEREOF, said Corporation has caused this Certificate of Amendment to be executed by its duly authorized officer this 12th day of June, 2017.

/s/ Barry D. Quart, Pharm.D.
Name: Barry D. Quart, Pharm.D.
Title: Chief Executive Officer